UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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BioScrip, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In re BioScrip, Inc. Stockholder Litig.

Proxy Supplement

This Proxy Supplement supplements the information concerning Proposal 2 contained on pages 14-23 of the April 8, 2015 Proxy Statement of BioScrip, Inc. (the “Proxy Statement”).

1.	Description of Litigation and Litigation Settlement

On April 9, 2015, two holders of BioScrip Common Stock filed class action complaints in the Delaware Court of Chancery asserting, among other things, that the 5% increase in the dividend rates of the Preferred Stock if the Company did not obtain Rule 5635 Approval by September 30, 2015 was invalid, that the BioScrip directors had breached their fiduciary duties, that the stockholder vote on the Rule 5635 Approval scheduled for the May 11, 2015 Annual Meeting was coercive and based on misleading and incomplete disclosure and that the Coliseum Investors had aided and abetted the directors’ breach of fiduciary duty. The Court of Chancery granted plaintiffs’ request for expedited proceedings on April 17, 2015, and a hearing was scheduled for May 8, 2015 on plaintiffs’ motion for a preliminary injunction preventing the vote on the Rule 5635 Approval.

After arm’s-length negotiations, plaintiffs and defendants reached an agreement-in-principle on the following settlement terms (the “Litigation Settlement”):

BioScrip will expand the disclosures in the Proxy Statement by sending this Proxy Supplement to the BioScrip stockholders.

If Proposal 2 is approved at the Annual Meeting, the Conversion Caps and Voting Cap with respect to the Series A Preferred Stock and Warrants will be removed and there will be no increase in the dividend rates for the Series A Preferred Stock.

If Proposal 2 is not approved at the Annual Meeting, the increased dividends provided in the terms of the Series A Preferred Stock will not go into effect until October 1, 2015 and unless the Delaware Court of Chancery in a decision to be rendered by August 31, 2015, determines that the Conversion Caps, Voting Cap and increased dividends are valid.

If Proposal 2 is not approved at the Annual Meeting and the Delaware Court of Chancery determines the Conversion Caps, Voting Cap and increased dividends are valid, then those caps will remain in effect and the increased dividends on the Series A Preferred Stock will become effective on October 1, 2015.

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BioScrip will commence the Rights Offering described below on or before June 30, 2015, subject to confirmation that a June 30, 2015 commencement is achievable in light of any required regulatory or other approvals. In the Rights Offering, stockholders entitled to receive a fractional right consisting of at least ½ right will be rounded up to the nearest whole right, and stockholders entitled to receive a fractional right consisting of less than ½ right will be rounded down to the nearest whole right, provided that if the total number of units subscribed for exceeds 200,000, then each subscribing stockholder’s allocation of units will be reduced on a pro rata basis that results in a total subscription of 200,000 units.

The Litigation Settlement is subject to execution of a definitive settlement agreement and approval of the Court.

The description of the impact on Stockholders of approval or disapproval of this Proposal 2 found on page 22 of the Proxy Statement is modified by the terms of the Litigation Settlement.

2.	Supplemental Disclosure Regarding Increased Dividends If Proposal Is Not Approved

The disclosure in the second paragraph on page 14 of the Proxy Statement and the first paragraph on page 17 of the Proxy Statement is supplemented by adding at the end of those paragraphs the following:

However, pursuant to the Litigation Settlement described above, the increased dividend rates will not go into effect unless the Delaware Court of Chancery determines that the Conversion Caps, Voting Cap and increased dividends are valid.

3.	Supplemental Disclosure Concerning the Coliseum Transactions and Debt Repayment

The disclosure provided in the first paragraph under “General” on page 14 of the Proxy Statement is supplemented by adding the following to the end of that paragraph:

Additionally, under the Purchase Agreement, the Company agreed that it will use at least 75% of the net proceeds from the offering of 625,000 shares of Series A Preferred Stock for the repayment of outstanding indebtedness. As of April 30, 2015, the Company had repaid approximately $41.1 million of indebtedness from those net proceeds. The size of the Transaction was negotiated between the Company and the Coliseum Investors based on Company needs. The primary purposes of the Transaction were to reduce the Company’s leverage, strengthen its balance sheet and provide additional working capital.

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4.	Supplemental Disclosure Concerning the March 23, 2015 Addendum

The disclosure in the Proxy Statement concerning the March 23, 2015 Addendum is supplemented by adding after the first full sentence on page 15 of the Proxy Statement, the following:

Prior to the Addendum, the exercise price of the Class A Warrants was $5.295 per share and the exercise price of the Class B Warrants was $6.595 per share. The purpose of the Addendum was to ensure the Transaction complied with NASDAQ Marketplace Rule 5635(d). The Addendum provides that the Warrants to be offered in the Rights Offering will have the reduced exercise prices set by the Addendum.

5.	Supplemental Disclosure Concerning the Conversion Caps and Voting Cap

The disclosure provided in the first sentence of the first bullet point on page 15 of the Proxy Statement is supplemented by adding the following after that sentence:

For purposes of determining the Conversion Cap, the number of common shares beneficially owned by a holder includes shares of Common Stock held as a result of prior conversion of Preferred Stock or exercise of Warrants, and the shares of Common Stock issuable upon the conversion of Preferred Stock being sought. Shares of Common Stock issuable upon conversion of shares of Preferred Stock that are not being converted and shares of Common Stock issuable upon exercise of Warrants that have not been previously exercised are not included in the shares beneficially owned by a holder for purposes of determining the Conversion Cap.

The disclosure in the first sentence of the second bullet point on page 15 of the Proxy Statement is supplemented by adding the following to the end of that bullet point:

For purposes of determining the Conversion Cap, the number of common shares beneficially owned by a holder includes shares of Common Stock held as a result of prior conversion of Preferred Stock or exercise of Warrants, and shares of Common Stock issuable upon the exercise of Warrants being sought. Shares of Common Stock issuable upon conversion of shares of Preferred Stock that are not being converted and shares of Common Stock issuable upon exercise of Warrants that have not been previously exercised are not included in the shares beneficially owned by a holder for purposes of determining the Conversion Cap.

The disclosure in the last paragraph on page 15 of the Proxy Statement is supplemented by adding the following fourth sentence of that paragraph:

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Assuming the number of shares of outstanding Common Stock remains the same as what was outstanding as of the Record Date, it would require approximately five Accrued Dividends for the aggregate beneficial ownership of the Coliseum Investors to reach 20% assuming full conversion of their Series A Preferred Stock and full exercise of the Warrants. While there is a possibility that certain events could result in the Conversion Caps or Voting Caps applying, it is also possible that those caps may never apply.

The disclosure in the last paragraph on page 15 of the Proxy Statement is supplemented by adding the following after the fifth sentence of that paragraph:

However, the adjustments to the Series A Preferred Stock and Warrants as a result of such transactions may be proportionate and may not increase the Coliseum Investors potential aggregate beneficial ownership.

6.	Supplemental Disclosure on the Relationship of the Conversion Caps and Voting Cap to Increased Dividends on the Series A Preferred Stock

The Conversion Caps, the Voting Cap, and the increased dividends on the Series A Preferred Stock are the result of an arms-length negotiation between the Company and the Coliseum Investors.

7.	Supplemental Disclosure on the Rights Offering

The Company intends to offer the remaining 200,000 authorized shares of Series A Preferred Stock to holders of Common Stock pursuant to a rights offering to commence on or before June 30, 2015 (the “Rights Offering”). In accordance with the terms of the Transaction, the Coliseum Investors will not be permitted to participate in the Rights Offering.

In the Rights Offering, rights to purchase units consisting of one (1) share of Preferred Stock, 2.88 Class A Warrants exercisable at $5.17 per common share and 2.88 Class B Warrants exercisable at $6.45 per common share will be distributed to BioScrip’s common stockholders for a subscription price of $100 per unit. The Company will be filing a Final Prospectus at the time the Rights Offering is commenced, which will contain final terms.

The rights and securities offered for subscription under the Rights Offering may not be sold, nor may offers to buy be accepted, prior to the time the applicable registration statement becomes effective. This does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Rights Offering securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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8.	Supplemental Disclosure Concerning Section 203 of the Delaware General Corporation Law

The Coliseum Investors are not subject to the restrictions set forth in 8 Del. C. § 203 because the Company’s Board approved the Transaction prior to its close on March 9, 2015. The Company did not waive the protections under Section 203 of the Delaware General Corporate Law in its certificate of incorporation.

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